Exhibit 99.1

ALLIANCE COMMISSION SUBSTITUTION PLAN

Alliance Capital Management L.P. (together with any successor to all or substantially all of its business and assets, “Alliance”) has established this Alliance Commission Substitution Plan to create a compensation program to attract and retain eligible employees expected to make a significant contribution to the future growth and success of Alliance.

ARTICLE 1
DEFINITIONS; ELIGIBILITY

Section 1.01.  Definitions.  Whenever used in the Plan, each of the following terms shall have the meaning for that term set forth below:

(a)                                  “Account” means a separate bookkeeping account established for each Participant for each Award, with such Award, as described in Article 2, credited to the Account maintained for such Award together with Earnings credited thereon.

(b)                                 “Affiliate” means (i) any entity that, directly or indirectly, is controlled by Alliance and (ii) any entity in which Alliance has a significant equity interest, in either case as determined by the Committee.

(c)                                  “Alliance Units” means units representing assignments of beneficial ownership of limited partnership interests in Alliance.

(d)                                 “Approved Fund” means any money-market, debt or equity fund sponsored by Alliance or its Affiliate and designated by the Committee from time to time as an Approved Fund.

(e)                                  “Award” means any award which the Committee shall grant under Section 2.01 of this Plan.

(f)                                    “Beneficiary” means one or more Persons, trusts, estates or other entities, designated in accordance with Section 3.03(a), that are entitled to receive, in the event of a Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Plan.

(g)                                 “Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

(h)                                 “Board” means the Board of Directors of the general partner of Holding and Alliance.

(i)                                     “Cause” means: (i) an act or acts constituting a felony under the laws of the United States or any state thereof; (ii) willful dishonesty in the performance of a Participant’s duties; (iii) acts or omissions by a Participant in the performance of his or her duties which are substantially injurious to the financial condition or business reputation of any of the Companies; (iv) a Participant’s continued failure substantially to perform his or her duties; or (v) willful insubordination or failure to follow a lawful directive.

(j)                                     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)                                  “Committee” shall mean the administrative committee designated by the Company’s management from time to time to administer the plan.

(l)                                     “Company” shall mean Alliance and any corporation or other entity of which Alliance or Alliance Capital Management Holding L.P. (“Holding”) (i) has sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of its board of directors or other governing body, as the case may be, or (ii) otherwise has the power to direct or cause the direction of its management and policies.

(m)                               “Disability” shall mean, with respect to a Participant, a good faith determination by the Committee that the Participant is physically or mentally incapacitated and has been unable for a period of six consecutive months to perform, with or without reasonable accommodation, substantially all of the duties for which the Participant was responsible immediately before the commencement of the incapacity.  In order to assist the Committee in making such a determination and as reasonably requested by the Committee, a Participant will (i) make himself or herself available for medical examination by one or more physicians chosen by the Committee and approved by the Participant, whose approval shall not be unreasonably withheld, (ii) grant the Committee and any such physicians access to all relevant medical information relating to the Participant, (iii) arrange to furnish copies of medical records to the Committee and such physicians, and (iv) use his or her best efforts to cause the Participant’s own physicians to be available to discuss the Participant’s health with the Committee and its chosen physicians.

(n)                                 “Earnings” on any Account during any period shall mean the amounts of gain or loss that would have been incurred with respect to such period if an amount equal to the balance of such Account at the beginning of such period had been actually invested in accordance with a Participant’s Investment Direction.

(o)                                 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(p)                                 “Fair Market Value” shall mean, with respect to a Holding Unit as of any given date and except as otherwise expressly provided by the Board, the closing price of a Holding Unit on the New York Stock Exchange on such date or, if no sale of Holding Units occurs on the New York Stock Exchange on such date, the closing price of a Holding Unit on such Exchange on the last preceding day on which such sale occurred.

(q)                                 “Holding Units” means units representing assignments of beneficial ownership of limited partnership interests in Holding.

(r)                                    “Investment Direction” means a hypothetical investment alternative that may be selected by a Participant in accordance with the procedures established from time to time by the Committee and from among the various alternatives designated from time to time by the Committee.

(s)                                  “Investment Election Form” means a form completed, signed and submitted by a Participant, pursuant to Section 2.02(a), designating the percentage of such Award to be treated as invested or notionally invested in Restricted Units or Approved Funds.

(t)                                    “Participant” means an employee of a Company whose principal duties are to sell or market the products or services of a Company, whose compensation is entirely or mostly commission-based, and who has been designated by the Committee as a Participant of the Plan.

(u)                                 “Plan” means the Alliance Commission Substitution Plan, as set forth herein and as amended from time to time.

(v)                                 “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(w)                               “Reference Rate” for any year means the average of the rates of interest on 6-month certificates of deposit as reflected on “Federal Reserve statistical release” H.15 (or any successor publication thereto) as of the last day of the calendar year for or as of which such rate is to be determined and as of the last day of each of the immediately prior twelve calendar months.

(x)                                   “Restricted Unit” shall mean any Holding Unit in which an Account hereunder is deemed invested.

(y)                                 “Retirement” with respect to a Participant shall mean that the employment of the Participant with the Company has terminated on or after the Participant’s attaining age 65.

(z)                                   “Termination of Employment” shall mean that the Participant involved is no longer performing services as an employee of any Company other than pursuant to a severance or special termination arrangement.

ARTICLE 2
AWARDS

Section 2.01.  Awards.  The Committee shall have the authority to provide from time to time for the grant of Awards to Participants. The total nominal amount of each Award will be credited to an Account established for such Award for the relevant Participant, as of the end of the calendar year for which the decision to grant such Award is made (the “Effective Date” for such Award”), for purposes of determining the amounts to be paid pursuant to Section 2.04 hereof.

Section 2.02.  Earnings on an Account.

(a)                                  Each Participant shall submit, in accordance with deadlines and procedures established from time to time by the Committee, an Investment Election Form with respect to each Award.  Such Investment Election Form shall designate that percentage of such Participant’s Award which shall be treated for purposes of the Plan as invested or notionally invested, respectively, in (i) Holding Units and (ii) each of the Approved Funds.  The Committee in its sole discretion may permit each Participant to reallocate investments in each Account among Holding Units and the various Approved Funds, subject to, without limitation, restrictions as to the frequency with which such reallocations may be made.  As soon as reasonably practicable after the end of each calendar year, a statement shall be provided to each such Participant indicating the current balance in each Account maintained for the Participant as of the end of the calendar year, and the amounts in such Account allocated to Restricted Units and notionally allocated to each of the Approved Funds.

(b)                                 Each Award for which an Investment Election Form has been validly submitted shall be credited to a separate Account as of the Effective Date of the Award.  The amount of such Account shall be treated as invested in Restricted Units or notionally invested in the Approved Funds, as applicable, as of a date as determined by the Committee (the “Earnings Date”) which shall be no later than sixty days after the Effective Date, in the proportions set forth in such Investment Election Form.  Earnings from the Effective Date to the Earnings Date will be credited at the rate that would have been returned during the same period by an investment in a money-market fund sponsored by Alliance and approved by the Committee.

(c)                                  Not less frequently than as of the end of each calendar year following the year during which an Account is established in connection with an Award, each Account maintained under the Plan will be credited or debited, as applicable, with the amount, if any, necessary to reflect Earnings as of that date.  As soon as practicable after the end of each calendar year, a statement shall be provided to each such Participant indicating the balance in each Account maintained for the Participant as of the end of the calendar year.

(d)                                 To the extent any Approved Fund is terminated, liquidated, merged with another fund or experiences a major change in investment strategy or other extraordinary event, the Committee may, if so authorized by the Board, in such manner as it may in its sole discretion deem equitable, reallocate or otherwise adjust the amount of any Account under this Article 2 to reflect the occurrence of such event.

Section 2.03.  Awards Invested in Restricted Units.

(a)                                  To the extent an Investment Election Form validly directs the investment of all or a portion of any Award in Restricted Units, that portion of such Award shall, as of a date and based on a Fair Market Value of a Holding Unit as determined by the Committee, be converted into a whole number of Restricted Units.  From and after the date of such conversion, that portion of an Award for which an Investment Election has been validly made to invest in Restricted Units shall be denominated, and shall thereafter be treated for all purposes as, a grant of that number of Restricted Units determined pursuant to the preceding sentence.

(b)                                 Transfer restrictions shall remain in effect with respect to Restricted Units until the date such Restricted Units are to be paid out pursuant to Section 2.04, 2.05 or 2.06 hereof.  While such restrictions are in effect, Restricted Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award.  Each certificate issued in respect of Restricted Units with respect to which transfer restrictions remain in effect shall bear an appropriate legend, in the form determined by the Committee.  Subject to Section 3.03(a), upon the lapse of the restrictions applicable to such Restricted Units, the owner thereof shall have the right, upon request, to receive a certificate or certificates representing such Holding Units free of the legend (to the extent permissible and appropriate under relevant securities or other law).  Until receipt of any such request, the Committee shall cause certificates representing such Holding Units to be held on the Participant’s behalf by a custodian or recordkeeper designated by the Committee under the Plan.

(c)                                  Subject to Section 3.03(a), distributions paid on or in respect of any Restricted Units (whether vested or unvested) shall be paid directly to the relevant Participant at the time such distributions are made.  Each holder of a Restricted Unit (whether vested or unvested) shall have the right to exercise, or direct the exercise, of any voting rights pertaining to such Restricted Unit.

(d)                                 A Participant will not make an election under section 83(b) of the Code with respect to Restricted Units unless, prior to the date such election is filed with the Internal Revenue Service, the Participant (i) notifies the Committee of the Participant’s intention to file such election, (ii) furnishes the Committee with a copy of the election to be filed and (iii) pays (or makes arrangements for the payment thereof satisfactory to the Committee) the withholding amount to Alliance in accordance with Section 3.03(i).

(e)                                  In the event that the Committee determines that any distribution (whether in the form of cash, limited partnership interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of Holding, any incorporation of Holding, or other similar transaction or events affects the Holding Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, if so authorized by the Board, in such manner as it may deem equitable, adjust the number of Holding Units or other securities of Holding (or number and kind of other securities or propserty) subject to outstanding Awards, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

Section 2.04.  Payments With Respect to Awards.  With respect to any Award credited to an Account maintained for a Participant in connection with such Award, the Participant will become entitled to receive, on each of the first three anniversaries of the date on which the Award is credited to the Account, an amount equal to one-third of the relevant Award, plus an aliquot portion of the Earnings thereon, which amount shall promptly be distributed to the Participant in a lump sum in cash, except as provided below.  Such amount shall be treated as drawn proportionately from the investment alternatives in effect as of the relevant anniversary date.  Any such payment shall be made in kind to the extent such payment is attributable to Restricted Units.  Notwithstanding any provision of this Article 2 to the contrary, a Participant or Participant’s Beneficiary will become entitled to receive, upon the Participant’s death, Disability or Retirement, the balance of any Account maintained for the Participant even if the Participant, prior to his or her death, Disability or Retirement, had not become entitled to receive such balance in accordance with the preceding sentence.  Such balance will be paid in accordance with the applicable provisions of Section 2.06 hereof.

Section 2.05.  Termination of Employment.  If a Participant ceases to be employed by any of the Companies as a result of termination for Cause or the Participant’s voluntary Termination of Employment, the Participant shall lose the opportunity to receive the balance of any Account maintained for him or her which has not been earned in accordance with Section 2.04 hereof on the effective date of the Participant’s Termination of Employment; provided, however, that, the Committee may determine, in its sole discretion, and only if a Participant executes a release of liability in favor of Alliance, that the Participant will receive any amounts that he or she was not entitled to receive on the effective date of the Participant’s Termination of Employment.  If the Committee makes such determination, such amounts will be paid in accordance with the applicable provisions of Section 2.06 hereof.

Section 2.06.  Distributions of Account Balances.

(a)                                  In the event a Participant’s employment with the Companies terminates by reason of the Participant’s death, the total balances of the Accounts maintained for the Participant under this Article 2, plus Earnings thereon, will be distributed to the Participant’s Beneficiary in a single payment within 45 days after the later of the date the Committee receives (i) written notification in form satisfactory to it of the Participant’s death, and (ii) any tax waiver or governmental document deemed relevant by the Committee with respect to making the payment.

(b)                                 In the event a Participant’s employment with the Companies terminates by reason of the Participant’s Disability or Retirement, the total balances of the Accounts maintained for the Participant under this Article 2, plus Earnings thereon, will be distributed to the Participant or to the Participant’s Beneficiary, as the case may be, in five equal annual installments, the first to be made on a date within 45 days after the January 1 immediately following the effective date of such Disability or Retirement and the others to be made within 45 days of January 1 in each of the four subsequent calendar years; provided, however, that a payment shall be made in a single-sum in an amount up to 50 percent of the total balances of the Accounts maintained for a Participant under this Article 2, plus Earnings thereon, if the Participant elects to receive such a payment by written notice submitted to the Committee at least twelve months before the effective date of the Participant’s Disability or Retirement, as the case may be.  Any such single-sum payment shall be made within 45 days after the effective date of the Participant’s Disability or Retirement, as the case may be, and the subsequent five equal installment payments, which shall comprise the total balances of the Accounts maintained for the Participant under this Article 2 reduced by the single-sum payment, plus Earnings thereon, shall be made within 45 days of January 1 in each of the five subsequent calendar years.

(c)                                  In the event a Participant’s employment with the Companies terminates for any reason other than the Participant’s death, Disability or Retirement, the total balances of the Accounts maintained for the Participant earned in accordance with Section 2.04 hereof, plus Earnings thereon, will be distributed to the Participant or the Participant’s Beneficiary, as the case may be, in five equal annual installments, the first to be made on a date within 45 days after the January 1 immediately following the effective date of the Participant’s

Termination of Employment and the others within 45 days of January 1 in each of the four subsequent calendar years.

(d)                                 Each installment payment to be made pursuant to Subsection (b) or (c) of this Section shall be calculated by considering the portion of the total balances of the Accounts maintained for a Participant under this Article 2 payable in installments as an indebtedness that accrues interest at the Reference Rate as of the date the total balances of the Accounts under this Article 2 are determined and that will be amortized by equal payments on January 1 of the five calendar years in which the installment payments are to be made sufficient to fully discharge the deemed indebtedness by the final installment payment.  Any payment under this Section shall be made in kind to the extent such payment is attributable to Restricted Units.

ARTICLE 3
ADMINISTRATION; MISCELLANEOUS

Section 3.01.  Administration of the Plan.  The Plan is intended to be an unfunded, non-qualified incentive plan within the meaning of ERISA and shall be administered by the Committee as such.  The Committee shall have the full power and authority to administer and interpret the Plan and to take any and all actions in connection with the Plan, including, but not limited to, the power and authority to prescribe all applicable procedures, forms and agreements.  The Committee’s interpretation and construction of the Plan, including its computation of notional investment returns and Earnings, shall be conclusive and binding on all Persons having an interest in the Plan.

Section 3.02.  Amendment, Suspension and Termination of the Plan.  The Committee reserves the right at any time, without the consent of any Participant or Beneficiary and for any reason, to amend, suspend or terminate the Plan in whole or in part in any manner; provided that no such amendment, suspension or termination shall adversely affect any right of any Participant or Beneficiary with respect to any Award or any balance in any Account, prior to such amendment, suspension or termination.

Section 3.03.  General Provisions.

(a)                                  To the extent provided by the Committee, each Participant may file with the Committee a written designation of one or more Persons, including a trust or the Participant’s estate, as the Beneficiary entitled to receive, in the event of the Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Plan.  A Participant may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Committee. If (i)  no such Beneficiary designation is in effect at the time of a Participant’s death, (ii) no designated Beneficiary survives the

Participant, or (iii) a designation on file is not legally effective for any reason, then the Participant’s estate shall be the Participant’s Beneficiary.

(b)                                 Neither the establishment of the Plan nor the grant of any Award or any action of any Company or the Committee pursuant to the Plan, shall be held or construed to confer upon any Participant any legal right to be continued in the employ of any Company.  Each Company expressly reserves the right to discharge any Participant without liability to the Participant or any Beneficiary, except as to any rights which may expressly be conferred upon the Participant under the Plan.

(c)                                  The establishment of the Plan shall not be held or construed to create any rights to any compensation, including salary, bonus or commissions, or the right to any Awards or the levels thereof under the Plan.

(d)                                 No right to receive any payment under the Plan may be transferred or assigned, pledged or otherwise encumbered by any Participant or Beneficiary other than by will, by the applicable laws of descent and distribution or by a court of competent jurisdiction.  Any other attempted assignment or alienation of any payment hereunder shall be void and of no force or effect.

(e)                                  If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

(f)                                    Any notice to be given by the Committee under the Plan to a Participant or Beneficiary shall be in writing addressed to the Participant or Beneficiary, as the case may be, at the last address shown for the recipient on the records of any Company or subsequently provided in writing to the Committee.  Any notice to be given by a Participant under the Plan shall be in writing addressed to the Committee at the address of Alliance.

(g)                                 Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of the Plan.

(h)                                 The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.

(i)                                     There shall be withheld from each payment made pursuant to the Plan any tax or other charge required to be withheld therefrom pursuant to any federal, state or local law.  A Company by whom a Participant is employed shall also be entitled to withhold from any compensation payable to a Participant any tax imposed by Section 3101 of the Code, or any successor provision, on any amount credited to the Participant; provided, however, that if for any reason the Company does not so withhold the entire amount of such tax on a timely basis, the Participant shall be required to reimburse Alliance for the amount of the tax not withheld promptly upon Alliance’s request therefore.